Exhibit 99.1

CoreWeave Announces Upsize and Pricing of $2,000 million of Senior Notes
LIVINGSTON, N.J., May 21, 2025 — CoreWeave, Inc. (Nasdaq: CRWV) (“CoreWeave”) announced today that it priced a private offering of $2,000 million aggregate principal amount of 9.250% senior notes due 2030 (the “Notes”), which represents a $500 million increase from the previously announced size of the offering. The Notes will have a maturity date of June 1, 2030. The closing of the offering of the Notes is expected to occur on May 27, 2025, subject to customary closing conditions. The Notes will be issued at par and guaranteed on a senior unsecured basis by CoreWeave Cash Management LLC, a wholly-owned subsidiary of CoreWeave.
CoreWeave intends to use the proceeds from the offering of the Notes for general corporate purposes, including, without limitation, repayment of outstanding indebtedness, and to pay fees, costs and expenses in connection with the offering of the Notes.
The Notes and related guarantees are being offered only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The Notes and related guarantees have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.
This press release is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About CoreWeave
CoreWeave, the AI Hyperscaler™, delivers a cloud platform of cutting-edge software powering the next wave of AI. The company's technology provides enterprises and leading AI labs with cloud solutions for accelerated computing. Since 2017, CoreWeave has operated a growing footprint of data centers across the US and Europe.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements regarding the Notes offering and the expected use of proceeds therefrom, which statements are based on current expectations, forecasts, and assumptions and involve risks and uncertainties that could cause actual results to differ materially from expectations discussed in such statements. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including, but not limited to, CoreWeave’s ability to complete the offering on favorable terms, if at all, and general market, political, economic and business conditions which might affect the offering. These factors, as well as others, are discussed in CoreWeave's filings with the Securities and Exchange Commission, including the sections titled "Special Note Regarding Forward-Looking Statements" and "Risk Factors" in CoreWeave's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025. All forward-looking statements contained herein are based on information available as of the date hereof and CoreWeave does not assume any obligation to update these statements as a result of new information or future events.

Media Contact
press@coreweave.com

Investor Relations Contact
investor-relations@coreweave.com